Exhibit 1

Development Bank of Japan

This description of the Development Bank of Japan is dated September 29, 2008 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF DEVELOPMENT BANK OF JAPAN.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report of Development Bank of Japan filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to Development Bank of Japan is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from Development Bank of Japan by telephoning 813-3244-1820. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 26, 2008, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was 105.35=$1.00, and the noon buying rate on September 26, 2008 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 106.06=$1.00.

References to fiscal years of Development Bank of Japan are to the 12-month periods commencing on April 1 of the year indicated. References to the fiscal year ending March 31, 2009 refer to (1) the six-month fiscal period ending September 30, 2008 of Development Bank of Japan, which is its last fiscal period, and (2) the six-month fiscal period ending March 31, 2009 of the Development Bank of Japan Inc. (the successor to Development Bank of Japan), which will be its first fiscal period.

Unless otherwise indicated, all amounts are presented on a basis consistent with the statutory financial statements of Development Bank of Japan, which are prepared in accordance with the Development Bank of Japan Law (the “DBJ Law”) and the regulations thereunder and in accordance with accounting principles generally applied to special public corporations in Japan.

In this document where information is presented in thousands, millions or billions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except as otherwise indicated. In some cases, figures presented in tables in this document may not add up due to such truncating or rounding.

DEVELOPMENT BANK OF JAPAN

Development Bank of Japan (“DBJ”) was established on October 1, 1999 as a governmental financial institution. DBJ’s name and basic mission are provided by the Development Bank of Japan Law (the “DBJ Law”). DBJ is the result of a merger between The Japan Development Bank (“JDB”) and the Hokkaido-Tohoku Development Finance Public Corporation (“HTDF”).

The DBJ Law provides that DBJ’s purpose is to promote:

•	the energy and sustainable development of Japan’s economy and society;

•	the realization of an affluent national life; and

•	the independent development of local economies.

To promote these objectives, DBJ provides long-term financing and related services to qualified projects as a supplement and inducement to the lending and other services provided by commercial financial institutions.

DBJ’s capital is wholly owned by the Japanese Government, and DBJ is subject to government control and supervision in conducting its operations. The Minister of Finance has supervisory powers over DBJ and determines, with the approval of the Diet, the amount of government funds to be loaned to DBJ for its lending. DBJ’s annual budget of revenues and expenditures is included in the Government Agencies Budget drawn up by the Minister of Finance, which is subject to approval by the Diet. The Governor and the Auditors of DBJ are appointed by the Minister of Finance.

CAPITALIZATION

The capitalization of DBJ as of March 31, 2008 was as follows:

(in millions)
Long-term borrowings:
Long-term borrowings from government	¥6,820,444
Funds entrusted	12,102
Bonds and notes	3,160,003
Long-term borrowings from private financial institutions	100,000

Total long-term borrowings(1)	10,092,549
Capital and statutory reserve:
Capital	1,272,286
Statutory reserve (excluding appropriation of net earnings as a statutory reserve for the fiscal year ended March 31, 2008)	1,113,186
Appropriation of net earnings as a statutory reserve for the fiscal year ended March 31, 2008	35,756

Total capital and statutory reserve	2,421,229
Total capitalization	¥12,513,778

(1)	For additional information relating to long-term borrowings, see “Balance Sheets” and “Notes to Financial Statements”.

STATEMENTS OF INCOME OF DEVELOPMENT BANK OF JAPAN

See “Non-consolidated Statements of Income” set forth on page 20 and “Notes to Non-consolidated Financial Statements” set forth on pages 23 to 29 herein.

BUSINESS

Purpose and Authority

Under the DBJ Law, DBJ’s principal authority is to provide long-term financing and related services to qualified projects as a supplement and inducement to the lending and other services provided by commercial financial institutions. The DBJ Law specifies that all loans and guarantees extended by DBJ and all debentures subscribed to by DBJ shall have an original maturity of not less than one year and that DBJ shall not compete with commercial financial institutions in conducting its business.

The total outstanding amount DBJ can lend, guarantee and invest is limited by the DBJ Law to the sum of its borrowing authority plus its capital and statutory reserve. Its authority to borrow is limited to 14 times its capital and statutory reserve pursuant to Article 44 of the DBJ Law. As of March 31, 2008, total borrowings were ¥10,092 billion, representing 30.2% of DBJ’s borrowing authority on that date.

Pursuant to the DBJ Law, JDB and HTDF were dissolved upon the establishment of DBJ on October 1, 1999. Also pursuant to the DBJ Law, all of the rights and obligations of JDB and HTDF were assigned to and assumed by DBJ.

The Japan Development Bank

JDB was established in 1951 as a governmental financial institution. JDB’s principal authority was to make loans for the development of industry, the economy and society in general. Most of its loans were made to finance plant and equipment (including aircraft, ships and rolling stock), the reclamation of land, and urban redevelopment. During the last ten years of its operation, JDB’s authority was extended to make equity investments in designated fields; to enlarge the research and development loan program; to make loans to promote the commencement of specified businesses; and to contribute to improving the nation’s social and economic infrastructure through its low-interest loan program for constructing facilities. JDB was also authorized to guarantee obligations for projects it could itself finance. DBJ assumed these operations on October 1, 1999.

Hokkaido-Tohoku Development Finance Public Corporation

HTDF was established in 1956 as a governmental financial institution. HTDF’s principal authority was to provide long-term funds to projects in the Hokkaido and Tohoku regions of Japan in order to promote industrial development in those regions. HTDF invested in, and provided finance and loan guarantees to corporations whose operations were vital to industrial development in those regions, enabling such corporations to purchase capital equipment and access long-term operating funds. HTDF also provided various types of information on local industries and supported regional development project start-ups. DBJ assumed these operations on October 1, 1999.

Other Functions

In addition to the operations of JDB and HTDF, on October 1, 1999 DBJ also assumed the finance functions formerly conducted by the Japan Regional Development Corporation and the Japan Environment Corporation, both governmental institutions.

Government Control and Supervision

DBJ is under Japanese Government control and supervision in conducting its operations. The Minister of Finance draws up the government’s Fiscal Investment and Loan Program (“zaito”) each year which, subject to approval by the Diet, determines the allocation of funds to institutions like DBJ that implement government policies. The allocations are included in the Government Special Accounts Budget and DBJ’s budget of revenues and expenditures is included in the Government Agencies Budget for that fiscal year. DBJ’s accounts are audited by DBJ’s Auditors and are submitted to the Diet after examination by the Board of Audit, an independent body created under the Constitution of Japan.

The Minister of Finance has supervisory powers with regard to DBJ and may require it to make reports as to its operations or examine its books and records whenever he or she deems it necessary. On the basis of any such report or examination, the Minister may issue such orders to DBJ concerning its operations as he or she deems necessary for enforcement of the DBJ Law.

Until the year ended March 31, 2001, DBJ’s lending operations were financed in part by funds from the Fiscal Investment and Loan Program of the Japanese Government (“zaito”) and issuances of DBJ’s bonds explicitly guaranteed by the Japanese Government under the zaito program. Effective April 1, 2001, the zaito program was fundamentally changed from a system in which funds from the government’s Postal Savings and Pension reserves were deposited with the zaito program on a compulsory basis for use by the relevant agencies, including DBJ, to a system in which the government generally raises from capital markets only the amount of funds necessary for these agencies’ projects. As part of the reform, these agencies, including DBJ, are also authorized to raise funds from the capital markets without a guarantee from the government. For the fiscal year ended March 31, 2008, DBJ was authorized to issue up to ¥290 billion in aggregate principal amount of bonds without a guarantee from the government. For the fiscal year ending March 31, 2009, DBJ has been, and its successor will be, authorized to issue up to ¥320 billion in aggregate principal amount of bonds without a guarantee from the government.

As indicated under “Management”, the Governor and the Auditors of DBJ are appointed by the Minister of Finance.

Recent Developments Regarding Special Public Institutions

On June 6, 2007, the law to privatize DBJ (the “New DBJ Law”) was passed by the Diet.

The New DBJ law contemplates the establishment, in October 2008, of the Development Bank of Japan Inc., a joint stock corporation (“New DBJ”), which will succeed to the business of DBJ. Under the New DBJ Law, New DBJ will initially be wholly owned by the Japanese Government. The New DBJ Law provides that, within a time period that is targeted to last approximately five to seven years, the Japanese Government will dispose of all of the common stock of New DBJ that it will initially own (the “complete privatization”). Promptly after the complete privatization, the Japanese Government will take steps to abolish the New DBJ Law.

With respect to the transition period leading to the complete privatization, the New DBJ Law provides the following:

•

When New DBJ is established in October 2008, DBJ will contribute its assets and liabilities to New DBJ in exchange for shares of New DBJ’s common stock, and thereafter, upon transferring such shares to the Japanese Government, DBJ will be dissolved. The DBJ Law, which currently governs DBJ, will be abolished.

•

Under the New DBJ Law, the activities of New DBJ will be primarily those of DBJ (making equity investments in, and providing loans and guarantees to, qualified projects; and making borrowings from the government and issuing government-guaranteed and non-guaranteed bonds to finance its operations). In addition, New DBJ will be authorized to accept negotiable deposits and issue bank debentures to investors. The New DBJ Law will also enable New DBJ to utilize new financing methods, such as debtor in possession finance and project finance, in its operations.

•

Supervision of New DBJ by the Japanese Government will be limited to the requisite minimum, taking into account as references the laws governing other companies wholly owned by the Japanese Government and finance-related laws and regulations. Involvement of the Japanese Government in New DBJ’s affairs will be reduced as compared with its current involvement in DBJ, bearing in mind such matters as the need to secure an equal footing between New DBJ and private financial institutions and the need to secure public benefit with respect to fiscal measures.

•

In order to make a smooth transition from the current financing structure (of DBJ) that relies primarily on financing backed by government credit to a stable financing structure without such backing, during the transition period New DBJ will be permitted to make borrowings from the Japanese Government and to issue government-guaranteed bonds.

•

During the preparation period leading to the establishment of New DBJ in October 2008, in addition to obtaining borrowings from the Japanese Government and issuing government-guaranteed bonds, DBJ will be permitted to obtain long-term borrowings from the private financial institutions.

•

With respect to various laws that currently set forth mechanisms for utilizing financing from DBJ, by October 2008, the Japanese Government will consider the manner in which an equal footing with private financial institutions that might provide such financing will be secured and take appropriate measures.

•

With respect to DBJ’s government-guaranteed bonds that are currently outstanding, as well as government-guaranteed bonds that DBJ may issue hereafter and before its abolishment as described above, the Japanese Government’s guarantee will continue unchanged after DBJ’s obligations and liabilities thereunder are transferred to New DBJ.

Operations

Loan and Investment Operations

The following tables set forth for the fiscal year ended March 31, 2008, the percentage of the total amounts of loans and investments outstanding and new loans and investments made by DBJ by project area. During the fiscal year ended March 31, 2008, DBJ made loans and investments in the aggregate amount of ¥1,470 billion, and as of March 31, 2008, the aggregate amount of loans and investments outstanding was ¥11,992 billion.

Loans and Investments Outstanding by Project Area

Percentage (by project area)
(%)
Community development	52.8
Environmental conservation and sustainable societies	28.5
Creation of technologies and industries	15.7
Improvement of social capital	3.0

New Loans and Investments by Project Area

Percentage (by project area)
(%)
Community development	47.0
Environmental conservation and sustainable societies	16.9
Creation of technologies and industries	35.6
Improvement of social capital	0.4

The following table sets forth DBJ’s plan for its loans and investments by project area for the fiscal year ending March 31, 2009. During the fiscal year ending March 31, 2009, DBJ plans to make loans and investments in the aggregate amount of ¥735 billion.

Loans and Investments Planned by Project Area for the Fiscal Year Ending March 31, 2009

Percentage (by project area)
Technologies reform and economic revitalization	28.6%
Support for regional economies	46.3
Environmental measures and infrastructure	25.2

Total	100.0%

Guarantee Operations

DBJ also has the authority to guarantee borrowings incurred for purposes consistent with its policies. As of March 31, 2008, DBJ’s guarantee obligations amounted to ¥173,456 million. The amount of guarantee obligations decreased by ¥161,537 million during the fiscal year ended March 31, 2008.

Greater Focus on Three Priority Areas

In light of policies developed by the Council on Economic and Finance Policy and other government bodies, DBJ will focus on investment and loan programs intended to promptly address pressing matters among policy issuers in fields such as the new financial methods, the environment, and privatization. Particular emphasis was laid on the issues listed below.

Engaging in new financial methods and promoting risk-taking:

•	DBJ will actively use various new financial methods to assist the private sector in increasing its lending, and promote the participation of private financial institutions in higher-risk projects.

Appropriate response to urgent policy issues:

•

DBJ will supply “risk money” for the purposes of supporting growth, improving competitiveness of companies, and revitalizing urban and regional areas. In addition, to ensure safety and security, DBJ will provide financial support for disaster prevention and disaster mitigation measures, and measures to balance protection of the environment with economic growth.

Revitalization of “environmental finance”

•	In order to “increase money flow that is environmentally-friendly”, DBJ will promote the formation of environmentally-friendly funds.

Expansion of self-procurement methods in advance of privatization:

•	Long-term borrowing agreements was implemented with private financial institutions during the fiscal year ended March 31, 2008, in advance of amendments to laws for the transfer to a new system.

•

DBJ established a ¥100 billion EMTN program for non-guaranteed bonds on August 14, 2008 to diversify its financing methods and expand its investor base as well as increasing the stability of its fundraising.

Loan, Guarantee and Investment Terms

DBJ develops annually a set of loan, guarantee and investment guidelines as required by Section 1 of Article 23 of the DBJ Law. DBJ’s guidelines for the fiscal year ending March 31, 2009 are described below:

Basic Policy on Loans and Related Matters

DBJ conducts its operations regarding loans, debt guarantees, acquisitions of corporate bonds, assumptions of obligations, and investments in accordance with its mid-term policy and its loan, guarantee and investment guidelines with the aim of complementing and encouraging private financing and under the principle of certainty of repayment.

Terms described in the loan, guarantee and investment guidelines under Article 2 of the Enforcement Order for the DBJ Law are also specified in each item under its lending policy.

Interest Rates

DBJ bases its interest rates to be charged on (i) the principle of equalization of income and expenditure, so that DBJ’s revenues will cover its expenditures and losses, and (ii) on financial market conditions, including the normal terms applied by commercial financial institutions to loans or debt guarantees.

DBJ sets the interest rate applicable to each loan in accordance with interest rates categorized and predetermined by projects specified under its lending policy.

The guarantee rates applied to debt guarantees are determined in consideration of the guarantee rates of commercial financial institutions and other factors and of general financial conditions.

The yields on acquisition of corporate bonds are required to be as follows: in a subscription for the full amount of an entity’s private placement bonds, the yields shall be the same as interest rates on loans; in a subscription for partial amounts, the yields shall be the same as those of other investors; and in publicly issued bonds (straight corporate bonds only), the yields shall be the same as those in the market.

Participation Ratios

The ratios of DBJ’s participation to the total cost of applicable projects with respect to loans, guarantees, and acquisition of corporate bonds are as follows:

Loans and acquisitions of corporate bonds

In principle, DBJ’s participation ratios are set within the limits set forth in each applicable project in the category of “loans”. With respect to subscriptions to publicly-issued bonds, the ceiling is set at 50% of the project cost or 50% of the issue amount, whichever is lower.

The ceiling on the ratio of loans to companies with outstanding capability to raise long-term funds (i.e., listed companies whose bonds are classified as triple-A) shall be 30% and the ceiling on the ratio of loans to companies with fair capability to raise long-term funds, such as companies whose bonds are classified as double- or single-A shall be 40%, although in exceptional circumstances such loan ratios can be flexible when a loan is requested by a private financial institution or when the purpose of the loan is of a highly public nature.

Debt guarantees

In principle, the upper limit on DBJ’s project participation through debt guarantees, combined with loans, shall be 80% of the project cost. The range of guarantees shall in principle be 80% of the debts incurred with respect to each applicable project.

When providing guarantees for issuances of corporate bonds, DBJ maintains a flexible stance in relation to upper limits and other aspects.

Investments

DBJ’s guidelines state that it will make investments in projects or entities: (1) the activities of which accord substantially with the Japanese Government policies and have a strongly public character; (2) such as funds that invest in entities that would otherwise be eligible for lending and other support under DBJ’s investment and lending guidelines; (3) the activities of which are desirable from a policy perspective but, because they are unlikely to become profitable quickly due to risks and low profitability in the early stages, would not be feasible with private financing alone; (4) in which private companies are expected to make sizable investments, excluding entities conducting projects which, from the perspectives of profitability and risk, would be feasible from private financing alone; and (5) which are regarded as certain to generate sufficient profits to cover projected dividends related to the investment.

In principle, the ceiling shall be 50% of the capital of the recipient of an investment.

Currency and Other Matters

All of DBJ’s loans are denominated in Japanese yen, except for foreign currency loans, which accounted for 0.5% of DBJ’s total loans outstanding as of March 31, 2008. DBJ is required by the DBJ Law to make loans with an original maturity of at least one year.

Allowance for Loan Losses

DBJ provides an allowance for loan losses, up to the maximum level permitted pursuant to an ordinance of the applicable Ministry of Finance. See Note 2 of “Notes to Non-consolidated Financial Statements”. As of March 31, 2008, the allowance totaled ¥34,729 million, which is equal to 0.3% of the total loans actually outstanding at that date.

Non-performing Loans

In cases where borrowers are unable to meet payments on their loans, DBJ may revise the terms of repayment in cooperation with other lenders.

DBJ has introduced self-assessment standards (“jiko satei kijun”) to assess the credit quality of its assets in accordance with the Financial Inspection Manual of the Financial Services Agency and discloses its non-performing loans calculated under the Banking Law of 1981, as amended (the “Banking Law”), as well as the Law of the Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”). DBJ utilizes its financial statements prepared on a basis consistent with accounting principles generally accepted (“Japanese GAAP”) in Japan for the purposes of these self-assessments. For example, where loans to bankrupt or essentially bankrupt borrowers are covered by collateral or guarantees, the loan amount is directly reduced by deducting the amount of the loan that is not deemed to be covered by the assessed value of the collateral and/or the amounts deemed to be recoverable through guarantees, from the amount of the loan.

DBJ assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Banking Law. The following table sets forth the non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Banking Law disclosure requirements, which are set forth in the notes to the table. As discussed above, the amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

Principal Amount of Non-Performing Loans

Calculated and Disclosed under the Banking Law (A)

	As of March 31,
	2007	2008
	(amounts in 100 millions)
Loans to bankrupt debtors (B)	¥75	¥13
Delinquent loans (C)	640	574

Subtotal	715	587

Percentage against the total loans outstanding	0.6%	0.5%
Loans past due three months or more (D)	0	0
Restructured loans (E)	736	609

Total non-performing loans	¥1,452	¥1,197

Percentage against the total loans outstanding	1.2%	1.0%

(A)	The amounts of loans indicated above are stated as gross amounts, before reduction of allowance for loan losses.
(B)	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
(C)	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
(D)	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans”.
(E)	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as reduction or exemption of interest rates, postponement of principal and interest payments and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors”, “Delinquent loans” or “Loans past due three months or more”.

In addition, DBJ voluntarily assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Financial Revitalization Law in accordance with which the Japanese commercial banks generally disclose information in relation to their loans. The following table sets forth non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Financial Revitalization Law disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s non-consolidated financial statements prepared pursuant to Japanese GAAP.

Principal Amount of Non-Performing Loans

Calculated and Disclosed under the Financial Revitalization Law (A)

	As of March 31,
	2007	2008
	(amounts in 100 millions)
Loans to borrowers in bankruptcy or quasi-bankruptcy (B)	¥95	¥25
Loans to borrowers with imminent bankruptcy (C)	621	561
Loans requiring special attention for recovery (D)	736	610

Subtotal	1,452	1,197

Percentage against the total loans outstanding	1.2%	1.0%
Normal loans (E)	123,937	116,434

Total loans outstanding	¥125,390	¥117,632

(A)	The figures in the table above reflect partial direct write-offs.
(B)	Loans to financially failed borrowers, who are subject to bankruptcy, corporate reorganization or other similar proceedings, as well as loans similar thereto.
(C)	Loans to borrowers who have not financially failed, but the financial condition and operating results have deteriorated and are likely to default on contractually mandated payment of principal and/or interest.
(D)	Comprised of (1) loans for which principal and/or interest payments are three months or more past due (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy” and “Loans entailing risk”), and (2) restructured loans the terms of which have been modified by DBJ to grant concessions to borrowers in financial difficulties in order to assist such borrowers’ restructuring and to expedite collection of such loans (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy”, “Loans entailing risk” and “Loans for which principal and/or interest payments are three months or more past due”).
(E)	Other than those set forth in (B), (C) and (D) above, loans to borrowers whose financial condition and operating results are deemed to have no material defects.

The following table breaks down DBJ’s outstanding non-performing loans by industry calculated and disclosed under the Banking Law. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

Outstanding Non-Performing Loans by Industry

Calculated and Disclosed under the Banking Law

	As of March 31,
	2007 (1)	2008
	(amounts in 100 millions)
Manufacturing	¥71	¥108
Agriculture, fishery and forestry	0	0
Mining	5	—
Construction	—	—
Electricity, gas, heat and water supply	5	36
Information and communications	108	54
Transport	113	117
Wholesalers and retailers	77	37
Financial and insurance businesses	—	—
Real estate	634	466
Various services	436	374
Local public bodies	—	—

Total	¥1,452	¥1,197

(1)	Categories of project areas are reclassified in accordance with the classification for the fiscal year ended March 31, 2008.

DBJ invests in and finance projects of public use and interest run by local government organizations referred to as “third sector corporations”. Though there is no clear definition of this term, DBJ uses it to refer to corporations in which local government organizations have invested or subscribed for shares, whose securities are not listed on any securities exchange or quoted in any over-the-counter market, that carry out projects with significant civic importance and public benefits. DBJ finances projects such as those involving railways, airport terminals, cable television broadcasters and urban development, including underground parking lots, urban redevelopment and international conference halls. Because these projects tend to require a long period of time for investments to generate returns, they do not easily attract private corporation participants.

The ratio of non-performing loans in the third-sector is relatively high as compared to our loan operations in general due to the fact that in general the third-sector businesses have a highly public nature and require a long period of time to recoup investments. In addition, there was some decrease in revenue performance resulting from economic stagnation. We make efforts to maintain our primary policy of conducting our third-sector loan operations in collaboration with related parties, including local public authorities.

The following table shows more detailed information of our non-performance loans to third-sector companies. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

Non-Performing Loans to Third-Sector Companies

	As of March 31,
	2007	2008	Increase (Decrease)
	(amounts in ¥100 millions)
Loans to bankrupt debtors	50	7	(43)
Delinquent loans	188	129	(59)
Loans past due three months or more	—	—	—
Restructured loans	494	446	(47)

Total (A)	733	583	(150)

Outstanding loans to the third-sector (B)	12,136	10,890	(1,246)

Ratio of outstanding loans = (A)/(B)	6.0%	5.4%	(0.7)%

The following table sets forth certain information of DBJ’s credit sales related costs or gains. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	Fiscal Year ended March 31,
	2007	2008	Increase (Decrease)
	(amounts in ¥100 millions)
Amount transferred to (from) the individual provision for loan losses	(239)	(139)	100
Write-off of loans	29	79	49
Others	(55)	(27)	27

Subtotal	(264)	(87)	176

Amount transferred to (from) the general provision for loan losses	(232)	(104)	127

Total sum of credit sales related costs (gains)	(496)	(191)	304

Sources of Funds

DBJ’s sources of funds consist of its capital, borrowings from the government and private financial institutions, issuance of bonds and internally generated funds such as loan recoveries.

The aggregate amount of the government loans is decided annually as part of the Fiscal Investment and Loan Program, and actual disbursement of the loans is made in installments during the fiscal year to satisfy the DBJ’s funding requirements. Aggregate borrowings as of March 31, 2008 amounted to ¥6,820 billion. The breakdown was as follows: ¥6,559,584 million from the Fiscal Loan Fund, ¥29,792 million from the former Reserve Funds of the Postal Life Insurance Special Account and ¥231,067 million from the Industrial Investment Special Account. DBJ expects to borrow approximately ¥338,000 million from the Japanese Government.

As of March 31, 2008, the aggregate amount outstanding of DBJ’s bonds issued in overseas markets amounted to ¥1,112 billion (of which ¥50 billion were non-government guaranteed bonds). As of March 31, 2008, the outstanding amount of DBJ’s government guaranteed bonds and government-underwritten bonds issued in the domestic market totaled ¥842 billion. ¥1,205 billion of DBJ’s non-guaranteed bonds issued in the domestic market remained outstanding as of March 31, 2008.

The following table sets forth funds raised or expected to be raised by DBJ for the periods indicated. The figures for the fiscal year ended March 31, 2008 are actual figures, while those in respect of the fiscal year ending March 31, 2009 are budgeted numbers.

	For the year ended/ending March 31,
	2008 (Actual)	2009 (Budget)
	(amounts in ¥100 millions)
Borrowings from the Government	¥3,701	¥3,380
Domestic government-guaranteed bonds	1,900	2,000
Overseas government-guaranteed bonds	1,884	1,600
Non-guaranteed bonds	2,898	3,200
Borrowings from the private financial institutions	1,000	2,000
Other	2,776	2,520

Total	¥14,160	¥14,700

Risk Management

DBJ has various internal supervisory and risk management systems including the following:

•

Operations Management System: DBJ carries out its activities in accordance with its Medium-Term Policy Principles, and prepares and publishes Investment and Finance Guidelines for each fiscal year. DBJ has established a Management Council comprised of outside experts, assembled in compliance with the DBJ Law to examine and publish the status of operations in relation to items stated in the Medium-Term Policy Principles.

•

Internal Management System: DBJ’s budget is submitted to the Japanese Diet for approval each year. The Diet approval is also required for DBJ’s financial statements. Overall operations are reviewed by DBJ’s Board of Audit, the Ministry of Finance, and the Financial Services Agency. Under the DBJ Law, the executive serving as Auditor monitors the operations.

•

Disclosure: DBJ voluntarily performs self-assessments of its assets, and discloses its financial statements prepared in accordance with Japanese GAAP, which are audited by independent auditors, in order to increase the accuracy and transparency of its financial information.

•

Internal Audit Systems: DBJ’s Internal Audit Department performs internal auditing and inspections in order to ensure effective and efficient risk management, reliable financial reporting, and compliance with laws and regulations.

•

Asset/Liability Management (“ALM”) and the Risk Management System: in order to ensure appropriate management of individual risk categories, DBJ has developed an asset/liability and risk management system that clarifies which department is responsible for each type of risk. ALM and Risk Management Department oversees comprehensive asset/liability and risk management activities.

•

Credit Risk Management: credit risk refers to the potential for losses due to decline or complete loss in asset value because of deterioration in the financial condition of a borrower. Credit risk management requires credit management of individual loans as well as bank-wide portfolio management.

•

Credit Administration of Individual Loans: DBJ applies an internal rating system for examining a borrower’s or an investee’s viability and profitability, and voluntarily carries out independent asset evaluations in line with the Self-Assessment Criteria based on the Financial Services Agency’s Financial Inspection Manual.

•

Portfolio Management: DBJ performs a comprehensive analysis of data used in internal ratings and self-assessment such as loan defaults, and calculates the loan portfolio’s overall exposure to credit risk. Monitoring and consideration of countermeasures allows DBJ to control risk and devise effective measures to improve risk return.

•	Market Risk: Market risk can be broadly classified into interest rate risk and exchange risk. DBJ takes the steps described below to control market risk.

•

Interest Rate Risk: DBJ calculates and analyses risk exposure with cash flow ladder analyses (“gap analysis”), value at risk (“VaR”), interest rate sensitivity analyses (“basis point value”), and other methods. A portion of the interest rate risk associated with lending operations is covered through interest rate swaps, which are used solely for hedging purposes.

•

Exchange Risk: DBJ’s exchange risk derives from issuing foreign currency bonds and the extension of foreign currency loans. DBJ uses currency swaps to hedge this risk. DBJ manages counterparty risk in swap transactions by continually monitoring the creditworthiness of all parties, and by diversifying transactions among several institutions.

•

Liquidity Risk: as its main method of acquiring funds, DBJ relies on the stable procurement of long-term funds from the Japanese Government’s FILP, government-guaranteed bonds, and FILP agency (zaito) bonds, rather than on short-term funds such as deposits. To meet unexpected short-term funding requirements, funds on hand are placed primarily in short-term investments, taking security and liquidity into consideration. Overdraft lines of credit have been established with multiple private financial institutions. DBJ also maintains daytime liquidity by using Japan’s Real Time Gross Settlement (“RTGS”), whereby settlements are made instantly for each transaction.

MANAGEMENT

DBJ is managed by a Governor, two Deputy Governors and up to 12 Senior Executive Directors. In addition to these officers, DBJ has up to two Auditors. The Governor and the Auditors are appointed by the Minister of Finance, and the Deputy Governors are appointed by the Governor with the approval of the Minister of Finance. The Senior Executive Directors are appointed by the Governor.

The Governor is DBJ’s chief executive officer, and the Deputy Governors serve as his alternate. The Senior Executive Directors perform various management functions in accordance with delegations from the Governor, but final authority in all matters resides exclusively with the Governor.

The Auditors audit the business of DBJ and may submit their views to the Governor or the Minister of Finance when they deem it necessary on the basis of the result of their audit. The Auditors audit DBJ’s financial statements semi-annually. Their opinion, together with the financial statements, is submitted to the Minister of Finance within two months after the end of each semi-annual period, or within three months after the end of each fiscal year.

DBJ’s Governor, Deputy Governors, Senior Executive Directors and Auditors are as follows.

Title	Name
Governor	Minoru Murofushi
Deputy Governors	Hideto Fujii

Mikio Araki
Senior Executive Directors	Keiji Taga

Hisato Nagaoka

Yo Takeuchi

Masanori Yanagi

Tetsuhiko Shindo

Hiroshi Takahashi

Kenichiro Hirata

Yasutoshi Kojima

Kan Ishii

Akiyoshi Horiuchi

Auditors	Tsuyoshi Inoue

Ryo Ishimori

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of DBJ or its predecessors.

FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN AND AUDITORS

The DBJ Law requires DBJ to prepare statutory financial statements semi-annually and to submit them, together with an opinion of both Auditors thereon, to the Minister of Finance. As described under “Management”, the Auditors are appointed by the Minister of Finance. Their duties under the DBJ Law include performing an audit of DBJ’s statutory financial statements, which may not be comparable to an audit as that term is generally understood in the United States of America. DBJ’s statutory financial statements are made available to the public. The accounts of the Japanese government agencies, which include DBJ, are examined annually by the Board of Audit to determine compliance with certain statutory requirements. The Board of Audit is an independent body created by the Constitution of Japan, and its Examination Reports on the accounts of DBJ and the other Japanese government agencies, together with its Audit Reports on the final accounts of the government, are submitted to the Diet through the Cabinet.

Since the fiscal year ended March 31, 2001, DBJ has prepared and made public financial statements prepared in accordance with Japanese GAAP, in addition to preparing the statutory financial statements in accordance with the DBJ Law and regulations thereunder. DBJ’s Japanese GAAP financial statements consist of balance sheets, statements of operations, statements of cash flows, statements of equity, and accompanying notes, all presented in accordance with Japanese GAAP and available in English as well as in Japanese (see Exhibit 4 to this Annual Report on Form 18-K for the English language translation). DBJ’s Japanese GAAP consolidated and non-consolidated financial statements for the fiscal year ended March 31, 2008 have been audited by Deloitte Touche Tohmatsu, independent accountants, as stated in their reports, which are set forth in Exhibit 4 to this Annual Report on Form 18-K. The previous accounting firm that audited DBJ’s Japanese GAAP financial statements for the fiscal years ended March 31, 2001 through 2007 dissolved effective July 31, 2007. In preparing the financial statements presented in accordance with Japanese GAAP, DBJ made necessary adjustments to its statutory financial statements, which were prepared based on the DBJ’s statutes and related regulations as well as accounting principles applied to special public corporations.

The principal differences in the accounting practices between DBJ’s statutory financial statements and its Japanese GAAP financial statements are as follows:

	Accounting principles applied to special public corporations	Accounting principles applied to commercial enterprises
Asset self-assessment and allowance in relation to loans and equity investments	An allowance for loan losses, prescribed in Section 16 of Notification No. 284 (1999) of the Ministry of Finance pursuant to Article 4, Paragraph 3 of the Enforcement Order for the DBJ Law, is established (up to 0.3% of the outstanding loan amount at the fiscal year end).	Borrowers and creditors are categorized in accordance with the Financial Inspection Manual of the Financial Services Agency (the “Financial Inspection Manual”), and an allowance is established, including partial direct write-offs.

	An allowance for equity investment losses is not required.	An allowance for equity investment losses is established in the same manner as the allowance for loan losses, in accordance with the Financial Inspection Manual.

	Accounting principles applied to special public corporations	Accounting principles applied to commercial enterprises
Allowance for Employee Retirement Benefits	An allowance for employee retirement benefits is not required (no carry-over to the next term).	An allowance for retirement benefits, including such benefits for officers, is calculated based on the accrued retirement benefits and projected retirement assets at the date of the balance sheets and in consideration of any actuarial differences in accordance with the accounting principles regarding retirement benefits. (Opinion letter, dated Jun. 16, 1998, on establishment of the accounting principles in relation to employee retirement benefits, submitted by Business Accounting Council).

Financial instruments and others	No mark-to-market accounting is applied.	Available-for-sale securities are evaluated using market values and hedge accounting for interest swap transactions is applied in accordance with the accounting principles for financial instruments (Opinion letter, dated Jan. 22, 1999, on establishment of the accounting principles in relation to financial instruments, submitted by Business Accounting Council).

Some foreign currency denominated assets are translated into Japanese yen using the market exchange rate prevailing at the end of the fiscal term, and foreign currency swaps in relation to foreign denominated loans and bonds are translated at contractual rates, in accordance with the accounting principles for foreign currency denominated transactions (Opinion letter, dated Oct. 22, 1999, on amendment of the accounting principles for foreign currency denominated transactions, submitted by Business Accounting Council).

Accounting principles generally considered most fair and suitable are applied for appropriation of other items, such as unpaid and prepaid expenses.

Note:	The total amount of difference between the balance sheets is included in “Accumulated Deficit” under “Retained Earnings” and “Net Unrealized Gains on Available-for-sale Securities, Net of Taxes” under “Equity”, and the total amount of difference between the statements of income is included in “Net earnings/losses”, each in the non-consolidated financial statements prepared in accordance with Japanese GAAP.

REPORT OF AUDITORS

MR. MINORU MUROFUSHI, Governor

DEVELOPMENT BANK OF JAPAN

9-1, Otemachi 1-chome

Chiyoda-ku, Tokyo

We have audited the balance sheets of the Development Bank of Japan (“DBJ”) as of March 31, 2007 and 2008 and the related statements of income for the two fiscal years ended March 31, 2008. Our audit was made in accordance with the Development Bank of Japan Law and the regulations thereunder.

The accounting principles and procedures followed by DBJ are those generally followed by special public corporations in Japan, and the aforesaid balance sheets and statements of income have been prepared in conformity with such accounting principles and procedures applied on a consistent basis in all material respects.

The accompanying balance sheets of DBJ as of March 31, 2007 and 2008 and statements of income for the two fiscal years ended March 31, 2008 have been prepared by reclassifying the aforesaid financial statements. We have reviewed the reclassifications made in preparing such financial statements and, in our opinion, such statements, as reclassified, fairly present on a consistent basis the financial position of DBJ as of March 31, 2007 and 2008 and the results of its operations for the two fiscal years ended March 31, 2008.

/s/ Tsuyoshi Inoue
Tsuyoshi Inoue Auditor Development Bank of Japan

/s/ Ryo Ishimori
Ryo Ishimori Auditor Development Bank of Japan

Tokyo, June 25, 2008

Development Bank of Japan

NON-CONSOLIDATED BALANCE SHEETS

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Assets
Cash and Due from banks (Note 3)	¥159,906	¥33,979	$1,596,028
Securities (Note 4)	367,346	406,533	3,666,496
Loans (Note 5)	11,576,662	12,197,441	115,547,085
Less-Allowance for Loan Losses	(34,729)	(36,592)	(346,641)

	¥11,541,932	¥12,160,849	115,200,444

Equity Investments	415,653	291,470	4,148,652

Premises and Equipment (Note 6)	56,830	56,357	567,226
Less-Accumulated depreciation	(20,936)	(20,436)	(208,965)
	35,894	35,920	358,261

Accrued Income Receivable (Note 7)	43,468	49,162	433,861
Other Assets (Note 8)	1,511	1,679	15,086
Discounts on Bonds and Notes	4,582	3,951	45,734
Customers’ Liabilities for Acceptances and Guarantees	173,456	334,993	1,731,276

Total Assets	¥12,743,750	¥13,318,541	$127,195,838

Liabilities, Capital and Statutory Reserve

Liabilities
Bonds and Notes	¥3,160,003	¥2,673,964	$31,540,106
Long-term Borrowings (Note 9)	6,932,546	7,862,935	69,193,998
Accrued Expenses Payable (Note 10)	36,247	37,456	361,784
Other Liabilities (Note 11)	20,268	21,219	202,299
Acceptances and Guarantees	173,456	334,993	1,731,276

Total Liabilities	10,322,521	10,930,569	103,029,463

Capital and Statutory Reserve
Capital (Note 12)	1,272,286	1,272,286	12,698,732
Statutory Reserve (Note 2 (j))	1,148,943	1,115,686	11,467,643

Total Capital and Statutory Reserve	2,421,229	2,387,972	24,166,375

Total Liabilities, Capital and Statutory Reserve	¥12,743,750	¥13,318,541	$127,195,838

Accompanying notes are an integral part of these financial statements.

Development Bank of Japan

NON-CONSOLIDATED STATEMENTS OF INCOME

	Millions of yen		Thousands of U.S. dollars
For the Fiscal Years ended March 31	2008	2007	2008
Interest Income
Interest on Loans	¥304,101	¥327,345	$3,035,250
Interest on Securities	4,597	2,752	45,888
Other Interest Income	1,276	335	12,738

	309,975	330,434	3,093,876

Interest Expenses
Interest on Bonds and Notes	54,999	43,441	548,951
Interest on Borrowings	162,662	192,697	1,623,540

	217,661	236,138	2,172,491

Net Interest Income	92,313	94,295	921,385

Other Income
Fees and Commissions (Note 13)	4,997	3,526	49,882
Other (Note 14)	18,211	15,692	181,765

	23,208	19,218	231,647

Administrative and Other Expenses
Salaries and related expenses	16,681	16,351	166,504
Other administrative expenses	12,057	9,789	120,347
Depreciation	773	789	7,719
Fees and Commissions (Note 15)	6	14	63
Write-off of Claims (Note 16)	35,481	45,543	354,137
Other (Note 17)	16,627	4,245	165,963

	81,628	76,733	814,733

Income before Allowance for Loan Losses	33,894	36,780	338,299
Reversal of Allowance for Loan Losses	1,862	2,311	18,588

Net Income (Note 2(i))	¥35,756	¥39,092	$356,887

Appropriation of Net Income (Note 2(j))
Statutory reserve	34,729	36,592	346,641
Payment to National Treasury	1,026	2,499	10,246

Total Appropriation of Net Income	¥35,756	¥39,092	$356,887

Accompanying notes are an integral part of these financial statements.

Development Bank of Japan

NON-CONSOLIDATED LIST OF ASSETS

March 31, 2008	Millions of yen	Thousands of U.S. dollars	Remarks(Millions of yen/ Thousands of U.S. dollars)
Cash and Due from banks	¥159,906	$1,596,028
Cash	1	16
Due from banks	159,904	1,596,012	Current deposits: 24 banks, including Bank of Japan	¥8,904	$88,875
			Ordinary deposits: 2 banks, including Sumitomo Mitsui Banking Corporation	¥11,000	$109,792
			Certificate of Deposit: 4 banks, including Aozora Bank, Ltd.	¥140,000	$1,397,345
Securities	367,346	3,666,496

Japanese Government Bonds	277,587	2,770,608	Issues	Face value	Book value
			Financing bills: 2 holdings	¥137,100	¥136,925
				$1,368,400	$1,366,662
			Coupon-bearing government bonds	¥140,000	¥140,661
			(2,5,10 years): 28 holdings	$1,397,345	$1,403,946
Corporate Bonds	81,748	815,933	42 holdings
Other securities	8,010	79,955		Book value
			Secured debt obligations: 2 holdings	¥8,000	$79,848
			Equity acquired by excising of warrants, etc.: 2 holdings	¥10	$107
Loans	11,576,662	115,547,085	13,236 holdings
Yen loans	11,517,183	114,953,426	13,194 holdings
Direct loans	11,516,398	114,945,586	13,189 holdings
Agency loans	785	7,840	5 holdings
Foreign currency loans	59,478	593,659	42 holdings
Allowance for Loan Losses	(34,729)	(346,641)

Equity Investments	415,653	4,148,652	1,069 holdings

Premises and Equipment	35,894	358,261
Premises and Equipment for Business	35,894

Development Bank of Japan

NON-CONSOLIDATED LIST OF ASSETS (Cont’d)

March 31, 2008	Millions of yen	Thousands of U.S. dollars	Remarks(Millions of yen/ Thousands of U.S. dollars)
				Book value
			(1) Land: 87 properties/ 65% of 44,098m2, and 128,282m2	¥20,368	$203,299

			(2) Buildings: 204 buildings/ 95% of 2,242m2, 65% of 846m2, and 105,735m2 (Gross floor area)	15,218	151,893

			(3) Equipment: 1,891 items	303	3,024

			(4) Petty sum depreciable assets: 149 items (depreciated over three years as prescribed by tax code)	4	41

			(5) Key money and other: 1 holding	0	4

			* Accumulated depreciation amounted to ¥20,936 million ($208,965 thousand).
Accrued Income Receivable	43,468	433,861
Accrued Interest on Loans	42,663	425,822	Interest accrued on loans but not yet received at the end of the fiscal year
Accrued Interest on Securities	703	7,017	Interest accrued on securities but not yet received at the end of the fiscal year
Accrued Guarantee Fees	102	1,022	Fees accrued on guarantees but not yet received at the end of the fiscal year
Other Assets	1,511	15,086
Suspense payments	1,033	10,317	23 holdings
Guarantee deposits	441	4,403	73 holdings	Deposits and guarantees relating to land and buildings leased for business use
Estimated prepayments	0	0	Estimated payment to the National Treasury
Other	36	366	94 holdings
Discounts on Bonds and Notes	4,582	45,734	Difference between face value and proceeds from bonds
Customers’ Liabilities for Acceptances and Guarantees	173,456	1,731,276	63 cases

Total Assets	¥12,743,750	$127,195,838

Note: Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥100.19=$1.00, the effective exchange rate prevailing as of March 31, 2008, has been used in conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

Development Bank of Japan

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Development Bank of Japan (“DBJ”) maintains its records and prepares its statutory financial statements in accordance with Development Bank of Japan Law (“DBJ Law”) and the regulations thereunder and in accordance with accounting principles generally accepted in Japan, which are different in certain respects as to the application and disclosure requirements from the International Financial Reporting Standards. The financial statements are not intended to present the financial position and results of operations in accordance with accounting principles and procedures generally accepted in countries and jurisdictions other than Japan.

Consolidated financial statements are not prepared because DBJ has no subsidiaries under the DBJ Law.

The amounts indicated in millions of yen are rounded down by omitting the figures less than one million yen. Accordingly, the sum of each amount appearing in the accompanying financial statements and the notes thereto may not be equal to the sum of the individual account balances.

Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥100.19=$1.00, the effective exchange rate prevailing as of March 31, 2008, has been used in conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

2. Summary of Significant Accounting Policies

(a) Securities

Securities are stated at cost, which is determined by the moving average method.

Under the DBJ Law, DBJ cannot invest surplus funds except in Japanese Government Bonds or other bonds permitted by the DBJ Law, or in deposits at the Fiscal Loan Fund, Bank of Japan or the financial institutions specified by the Ministry of Finance.

(b) Derivatives

Derivative transactions are not recorded on the non-consolidated balance sheets. Income and expenses from derivative transactions are recognized in the non-consolidated statements of income on a cash basis.

(c) Translation of accounts denominated in foreign currencies

DBJ holds foreign currency swaps to hedge exchange rate risks on its loans, bonds and notes that are denominated in foreign currencies. These foreign currency swaps are not recognized in the non-consolidated balance sheets. The foreign currency denominated loans, bonds and notes that are being hedged are measured at the contract rates of the respective foreign currency swaps designated as hedging instruments.

(d) Depreciation method for Premises and Equipment

In accordance with certain provisions set forth in the Corporation Tax Law, depreciation is provided based on the declining balance method for all Premises and Equipment except for buildings and key money, which are depreciated based on the straight-line method.

(e) Discounts on Bonds and Notes

Discounts on bonds and notes are amortized using the straight-line method over the average period of redemption in accordance with an ordinance defined by the Ministry of Finance.

(f) Bonds and Notes issuance costs

Bonds and Notes issuance costs are recorded as expenses in the period they are incurred in accordance with a provision defined by the Ministry of Finance.

(g) Allowance for Loan Losses

A provision for loan losses is established in accordance with the requirements set forth by the Ministry of Finance pursuant to the DBJ Law. Under the provision, the allowance for loan losses is limited to 0.3% of loans outstanding at the end of each fiscal year.

(h) Employee retirement benefits

In accordance with the DBJ Law and regulations thereunder, employee retirement benefits to employees (including payment to employees reaching retirement age) are included in DBJ’s budget of revenues and expenditures on the basis of anticipated payments to be made during the relevant year and are included in “Salaries and related expenses” in the non-consolidated statements of income when paid.

(i) Income taxes

DBJ is exempt from taxes based on income, however DBJ is subject to parity taxes of the inhabitants’ taxes among local taxes.

(j) Appropriation of Net Income

In accordance with provisions of the DBJ Law and a related law, DBJ is required to set aside out of net income as a statutory reserve, the larger of (i) an amount equivalent to 20% of net income or (ii) an amount equivalent to 0.3% of loans outstanding at the end of each fiscal year (if this amount is in excess of the amount of net income for the year, then the amount of such net income). The reserve provided may only be used to cover net losses. The balance of net income remaining each year, after providing for this reserve, is to be paid to the National Treasury by May 31 of the following fiscal year. Interim payments are provided for under the Cabinet Order.

As for the fiscal year ended March 31, 2008, the payment to the National Treasury was made, because the amount of net income was in excess of such required amounts.

(k) Consumption tax

Income and expense subject to consumption tax include related consumption taxes paid or received.

3. Cash and Due from banks

Cash and Due from banks as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Cash	¥1	¥3	$16
Due from banks	159,904	33,975	1,596,012

	¥159,906	¥33,979	$1,596,028

4. Securities

Securities as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Japanese Government Bonds	¥277,587	¥344,731	$2,770,608
Corporate Bonds	81,748	53,776	815,933
Other securities	8,010	8,025	79,955

	¥367,346	¥406,533	$3,666,496

5. Loans

Loans as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Yen loans	¥11,517,183	¥12,130,302	$114,953,426
Direct loans	11,516,398	12,129,386	114,945,586
Agency loans	785	915	7,840
Foreign currency loans	59,478	67,138	593,659

	¥11,576,662	¥12,197,441	$115,547,085

Pursuant to the DBJ Law and regulations thereunder, loans in arrears are defined as the loans for which the principal payments are overdue by six months or more. This categorization is different from the categorization of non-performing loans as defined under the Banking Law and the Financial Revitalization Law. The amounts of the loans in arrears included in “Loans” on the non-consolidated balance sheets as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Loan past-due for six months or more as to principal payments	¥6,590	¥17,841	$65,781

	¥6,590	¥17,841	$65,781

6. Premises and Equipment

Premises and Equipment as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Premises and Equipment for Business	¥56,830	¥56,357	$567,226
	¥56,830	¥56,357	$567,226
Less- Accumulated Depreciation	(20,936)	(20,436)	(208,965)

Net Book Value	¥35,894	¥35,920	$358,261

7. Accrued Income Receivable

Accrued Income Receivable as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Accrued Interest on Loans	¥42,663	¥48,569	$425,822
Accrued Interest on Securities	703	517	7,017
Accrued Guarantee Fees	102	75	1,022

	¥43,468	¥49,162	$433,861

8. Other Assets

Other Assets as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Suspense payments	¥1,033	¥100	$10,317
Guarantee deposits	441	382	4,403
Estimated Payments		1,179	—
Other	36	17	366

	¥1,511	¥1,679	$15,086

9. Long-term Borrowings

DBJ borrows funds from the Japanese Government in order to meet funding requirements for the conduct of operations specified in the DBJ Law. DBJ also accepts other funds received from government sources in order to apply them to the sources of funds necessary to financially contribute to a particular government policy with respect to the operations provided in the DBJ Law, as provided in the Cabinet Order.

Long-term Borrowings as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Fiscal Loan Fund	¥6,559,584	¥7,519,403	$65,471,450
Reserve Funds of the Postal Life Insurance Special Account	29,792	58,900	297,355
Industrial Investment Special Account	231,067	269,342	2,306,295
Borrowings from private financial institutions	100,000		998,104
Funds entrusted	12,102	15,289	120,794

	¥6,932,546	¥7,862,935	$69,193,998

10. Accrued Expenses Payable

Accrued Expenses Payable as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Accrued interest on Bonds and Notes	¥7,930	¥6,456	$79,150
Accrued interest on Long-term Borrowings	28,315	30,997	282,619
Other accrued expenses	1	1	15

	¥36,247	¥37,456	$361,784

11. Other Liabilities

Other Liabilities as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Loan Redemption	¥434	¥517	$4,334
Suspense receipts	492	1,118	4,916
Unearned income	19,220	19,546	191,838
Other	121	37	1,211

	¥20,268	¥21,219	$202,299

12. Capital

The Japanese Government is the sole owner of the equity interest, which is not evidenced by documents such as stock certificates, but is evidenced at the Registration Office of the Legal Affairs Bureau of Japan.

13. Fees and Commissions (Income)

Fees and Commissions (Income) for the fiscal years ended March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
For the fiscal year ended March 31	2008	2007	2008
Commissions received	¥4,322	¥2,713	$43,148
Guarantee Fees	674	812	6,734

	¥4,997	¥3,526	$49,882

14. Other (Income)

Other (Income) for the fiscal years ended March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
For the fiscal year ended March 31	2008	2007	2008
Miscellaneous Interest received	¥1,548	¥484	$15,460
Collection of written-off claims	17	62	170
Income from Equity Investments	12		127
Other	16,632	15,145	166,008

	¥18,211	¥15,692	$181,765

*	“Other” in above table includes profit of collective investment vehicles, such as limited partnerships, Tokumei Kumiai and other entities with similar characteristic, which amounts to ¥15,414 million ($153,852 thousand) and ¥14,662 million for the fiscal year ended March 31, 2008 and 2007, respectively.

15. Fees and Commissions (Expenses)

Fees and Commissions (Expenses) for the fiscal years ended March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
For the fiscal year ended March 31	2008	2007	2008
Commissions paid	¥6	¥14	$63

	¥6	¥14	$63

16. Write-off of Claims

DBJ writes-off loans past-due, equity investments and securities which have declined in value drastically, only after exhausting all available remedies including realization on any collateral and disposal by sale of claims. Write-offs are recorded at fiscal year end only with the approval of the Ministry of Finance. The amounts of Loans, Equity Investments and Securities written off for the fiscal years ended March 31, 2008 and 2007 are as follows:

	Millions of yen			Thousands of U.S. dollars
For the fiscal year ended March 31	2008	2007		2008
Securities written off	¥6	¥		$61
Loans written off	19,814		43,331	197,766
Equity Investments written off	15,660		2,212	156,310

	¥35,481		¥45,543	$354,137

17. Other (Expenses)

Other (Expenses) for the fiscal years ended March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
For the fiscal year ended March 31	2008	2007	2008
Miscellaneous Interest paid	¥509	¥279	$5,089
Amortization of Discount on Bonds and Notes	586	456	5,851
Bonds and Notes issuance cost	1,827	1,521	18,239
Other	13,704	1,987	136,784

	¥16,627	¥4,245	$165,963

*	“Miscellaneous Interest paid” is mainly composed of payment for credit derivative transactions.

18. Credit Derivative Transactions

DBJ utilizes credit default swaps as part of its “acceptances and guarantees on customers’ debt” business within the limit of a certain definite amount of risk. Contract values as of March 31, 2008 and 2007 are as follows:

	Millions of yen		Thousands of U.S. dollars
At March 31	2008	2007	2008
Sold	¥1,107,506	¥697,877	$11,054,066
Bought	602,416	614,827	6,012,744

SUPPLEMENTAL INFORMATION OF DEVELOPMENT BANK OF JAPAN

Outstanding Bonds

		(Yen amounts in millions)
Guaranteed foreign bonds and notes as of March 31, 2008(1):

Dollar obligations
6 7/8%	Guaranteed Bonds Due 2011 ($750,000,000) issued in 1999	¥78,975
4.25%	Guaranteed Bonds Due 2015 ($700,000,000) issued in 2005	75,768
5 1/8%	Guaranteed Bonds Due 2017 ($900,000,000) issued in 2007	108,765

Subtotal		¥263,508

Japanese yen obligations
1.81%	Guaranteed Bonds Due 2028 (¥ 25,000,000,000) issued in 1998(2)	25,000
1.75%	Guaranteed Bonds Due 2010 (¥100,000,000,000) issued in 2000	100,000
1.40%	Guaranteed Bonds Due 2012 (¥75,000,000,000) issued in 2002	75,000
1.70%	Guaranteed Bonds Due 2022 (¥75,000,000,000) issued in 2002	75,000
1.70%	Guaranteed Bonds Due 2022 (¥30,000,000,000) issued in 2003	30,000
1.05%	Guaranteed Bonds Due 2023 (¥75,000,000,000) issued in 2003	75,000
1.60%	Guaranteed Bonds Due 2014 (¥75,000,000,000) issued in 2004	75,000
2.30%	Guaranteed Bonds Due 2026 (¥50,000,000,000) issued in 2006	50,000
2.30%	Guaranteed Bonds Due 2026 (¥25,000,000,000) issued in 2006	25,000
1.75%	Guaranteed Bonds Due 2017 (¥75,000,000,000) issued in 2007	75,000

Subtotal		¥605,000

Euro obligations
5.625%	Guaranteed Bonds Due 2011 (EUR 75,000) issued in 2001	¥79,646
4.75%	Guaranteed Bonds Due 2027 (EUR700,000,000) issued in 2007	114,289

Subtotal		¥193,935

Total		¥1,062,443

Non-guaranteed foreign bonds
1.65%	Non-guaranteed Bonds Due 2012 (¥50,000,000,000) issued in 2007	¥50,000

Subtotal		¥50,000

Total foreign bonds and notes		¥1,112,443

		(Yen amounts in millions)
Guaranteed domestic bonds as of March 31, 2008:

Japanese yen obligations
1.8%	Guaranteed Bonds Due 2010 issued in 2000	¥50,000
1.9%	Guaranteed Bonds Due 2010 issued in 2000	50,000
1.8%	Guaranteed Bonds Due 2010 issued in 2000	50,000
1.6%	Guaranteed Bonds Due 2011 issued in 2001	50,000
1.4%	Guaranteed Bonds Due 2011 issued in 2001	50,000
0.8%	Guaranteed Bonds Due 2013 issued in 2003	50,000
1.3%	Guaranteed Bonds Due 2014 issued in 2004	30,000
1.8%	Guaranteed Bonds Due 2014 issued in 2004	30,000
1.3%	Guaranteed Bonds Due 2015 issued in 2005	20,000
1.4%	Guaranteed Bonds Due 2015 issued in 2005	30,000
1.6%	Guaranteed Bonds Due 2016 issued in 2006	13,000
2.1%	Guaranteed Bonds Due 2021 issued in 2006	30,000
2.0%	Guaranteed Bonds Due 2016 issued in 2006	50,000
2.1%	Guaranteed Bonds Due 2021 issued in 2006	30,000
2.0%	Guaranteed Bonds Due 2021 issued in 2006	30,000
1.8%	Guaranteed Bonds Due 2017 issued in 2007	50,000
2.1%	Guaranteed Bonds Due 2022 issued in 2007	30,000
1.9%	Guaranteed Bonds Due 2017 issued in 2007	50,000
2.1%	Guaranteed Bonds Due 2022 issued in 2007	30,000
2.0%	Guaranteed Bonds Due 2022 issued in 2007	30,000
1.6%	Guaranteed Bonds Due 2018 issued in 2008	50,000
1.9%	Underwritten Bonds Due 2008 issued in 1998	2,700
1.9%	Underwritten Bonds Due 2008 issued in 1998	5,700
1.7%	Underwritten Bonds Due 2008 issued in 1998	1,300
1.8%	Underwritten Bonds Due 2008 issued in 1998	10,190
1.8%	Underwritten Bonds Due 2008 issued in 1998	6,500
1.1%	Underwritten Bonds Due 2008 issued in 1998	5,000
1.1%	Underwritten Bonds Due 2008 issued in 1998	4,000
1.2%	Underwritten Bonds Due 2008 issued in 1998	4,170

Subtotal		¥842,560

		(Yen amounts in millions)
Non-guaranteed domestic bonds
1.23%	Non-guaranteed Bonds due 2012 issued 2002	¥50,000
0.78%	Non-guaranteed Bonds due 2013 issued 2003	60,000
0.40%	Non-guaranteed Bonds due 2008 issued 2003	50,000
1.58%	Non-guaranteed Bonds due 2013 issued 2003	50,000
1.17%	Non-guaranteed Bonds due 2010 issued 2003	20,000
1.83%	Non-guaranteed Bonds due 2018 issued 2003	10,000
0.68%	Non-guaranteed Bonds due 2009 issued 2004	50,000
1.59%	Non-guaranteed Bonds due 2014 issued 2004	50,000
0.99%	Non-guaranteed Bonds due 2009 issued 2004	50,000
0.64%	Non-guaranteed Bonds due 2008 issued 2004	30,000
1.52%	Non-guaranteed Bonds due 2014 issued 2004	50,000
1.05%	Non-guaranteed Bonds due 2011 issued 2004	20,000
0.62%	Non-guaranteed Bonds due 2010 issued 2005	40,000
1.40%	Non-guaranteed Bonds due 2015 issued 2005	50,000
1.70%	Non-guaranteed Bonds due 2020 issued 2005	10,000
0.57%	Non-guaranteed Bonds due 2010 issued 2005	50,000
0.92%	Non-guaranteed Bonds due 2011 issued 2005	30,000
0.77%	Non-guaranteed Bonds due 2009 issued 2005	20,000
1.65%	Non-guaranteed Bonds due 2015 issued 2005	40,000
1.41%	Non-guaranteed Bonds due 2011 issued 2006	35,000
1.40%	Non-guaranteed Bonds due 2011 issued 2006	80,000
1.98%	Non-guaranteed Bonds due 2016 issued 2006	20,000
1.30%	Non-guaranteed Bonds due 2011 issued 2007	50,000
1.86%	Non-guaranteed Bonds due 2016 issued 2007	20,000
1.93%	Non-guaranteed Bonds due 2019 issued 2007	10,000
2.63%	Non-guaranteed Bonds due 2036 issued 2007	20,000
1.33%	Non-guaranteed Bonds due 2012 issued 2007	40,000
1.80%	Non-guaranteed Bonds due 2017 issued 2007	25,000
2.67%	Non-guaranteed Bonds due 2037 issued 2007	15,000
2.74%	Non-guaranteed Bonds due 2047 issued 2007	20,000
2.23%	Non-guaranteed Bonds due 2027 issued 2007	10,000
1.55%	Non-guaranteed Bonds due 2014 issued 2007	10,000
1.27%	Non-guaranteed Bonds due 2012 issued 2007	20,000
1.75%	Non-guaranteed Bonds due 2017 issued 2007	20,000
1.22%	Non-guaranteed Bonds due 2012 issued 2007	20,000
1.73%	Non-guaranteed Bonds due 2017 issued 2007	20,000
2.25%	Non-guaranteed Bonds due 2027 issued 2007	10,000
1.10%	Non-guaranteed Bonds due 2013 issued 2008	20,000
1.63%	Non-guaranteed Bonds due 2017 issued 2008	10,000

Subtotal		¥1,205,000

Total domestic bonds		¥2,047,560

Total bonds		¥3,160,003

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Non-consolidated Financial Statements”.
(2)	These bonds have put options which can be exercised by investors in 2008, 2013, 2018 and 2023.